Exhibit 10.12

TRANSMEDICS GROUP, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and sets forth operational rules related to those terms.

2. PURPOSE

The Plan is intended to enable Eligible Employees to use payroll deductions to purchase shares of Stock in offerings under the Plan, and thereby acquire an interest in the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the requirements of Section 409A, and will be construed consistently with that intent.

3. OPTIONS TO PURCHASE STOCK

(a) Number of Shares. Subject to adjustment as provided in Section 16, 371,142 shares of Stock are available for purchase pursuant to the exercise of Options granted under the Plan (the “Share Pool”). Shares of Stock will not be treated as issued under the Plan, and will not reduce the Share Pool, unless and until, and to the extent, the shares are actually issued pursuant to the exercise of Options under the Plan. If any Option expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will not reduce the Share Pool. If, on any Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares then available in the Share Pool, the Administrator will make a pro rata allocation of the shares remaining available in as uniform a manner as practicable and as it determines to be equitable. In such event, the Administrator will give written notice to each Participant affected by such reduction.

(b) Type of Shares. The shares of Stock issued under the Plan may be shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction. No fractional shares of Stock will be issued under the Plan.

4. ELIGIBILITY

(a) Eligibility Requirements. Subject to the limitations contained in the Plan, each Employee (i) who has been continuously employed by the Company or a Designated Subsidiary, as applicable, for a period of at least thirty (30) days as of the first day of an Option Period; (ii) whose customary Employment with the Company or a Designated Subsidiary, as applicable, is for more than five (5) months per calendar year; (iii) who customarily works twenty (20) hours or more per week; and (iv) who satisfies the requirements set forth in the Plan will be an Eligible Employee.

(b) Five Percent Shareholders. No Employee may be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of its Parent or Subsidiaries, if any.

(c) Additional Requirements. The Administrator may, for Option Periods that have not yet commenced, establish additional or other eligibility requirements, or amend the eligibility requirements set forth in subsection (a) above, in each case, consistent with the requirements of Section 423.

5. OPTION PERIODS

The Plan will generally be implemented by a series of separate offerings referred to as “Option Periods.” Unless otherwise determined by the Administrator, the Option Periods will be successive periods of approximately six (6) months commencing on the first Business Day in January and July of each year, anticipated to be on or around January 1 and July 1, and ending approximately six (6) months later on the last Business Day in June or December, as applicable, of each year, anticipated to be on or around June 30 and December 31. The last Business Day of each Option Period will be an “Exercise Date.” The Administrator may change the Exercise Date and the commencement date, ending date and duration of Option Periods, in each case, to the extent permitted by Section 423. In no event may any Option be exercised after twenty-seven (27) months from its grant date.

6. OPTION GRANT

Subject to the limitations set forth in the Plan and the Maximum Share Limit, on the first day of an Option Period, each Participant automatically will be granted an Option to purchase Shares on the Exercise Date; provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase Shares under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

7. METHOD OF PARTICIPATION

(a) Payroll Deduction Authorization. To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction authorization, in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator. Such payroll deduction authorization must be delivered not later than thirty (30) days prior to the first day of an Option Period, or such other time as specified by the Administrator. The Eligible Employee will become a Participant as of the first day of the Option Period for which he or she timely delivered such payroll deduction authorization and will remain a Participant with respect to subsequent Option Periods until his or her participation in the Plan is terminated as provided herein.

(b) Payroll Deduction Percentage. Each payroll deduction authorization will authorize a whole percentage of the Eligible Employee’s Eligible Compensation, between one percent (1%) and ten percent (10%) of Eligible Compensation, to be deducted from the Eligible Employee’s pay during each payroll period occurring during the applicable Option Period.

(c) Payroll Deduction Account. All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account. Amounts credited to Participants’ Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

(d) Changes to Payroll Deduction Authorization During an Option Period. During an Option Period, a Participant’s payroll deduction rate may not be increased. Subject to such limitations as the Administrator may prescribe, a Participant may reduce his or her payroll deduction rate one time during an Option Period (including to zero percent) by submitting a new payroll deduction authorization, which new payroll deduction rate shall take effect within thirty (30) days following its receipt by the Administrator. A Participant may terminate his or her payroll deduction authorization during an Option Period by terminating his or her participation in the Plan.

(e) Changes to Payroll Deduction Authorization for Subsequent Option Periods. A Participant’s payroll deduction authorization will remain in effect for subsequent Option Periods unless the Participant delivers a new payroll deduction authorization not later than thirty (30) days prior to the first day of the subsequent Option Period, or such other time as specified by the Administrator, or the Participant’s participation in the Plan is terminated pursuant to Section 13 or Section 14.

8. METHOD OF PAYMENT

A Participant must pay for shares of Stock purchased upon the exercise of an Option with the accumulated payroll deductions credited to the Participant’s Account.

9. PURCHASE PRICE

The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such other percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (i) the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 (i.e., the first day of the Option Period) and (ii) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 (i.e., the Exercise Date).

10. EXERCISE OF OPTIONS

(a) Purchase of Shares. Subject to the limitations set forth in Section 6(b) and this Section 10(a), on each Exercise Date, each Participant will be deemed to have exercised his or her Option and the accumulated payroll deductions in the Participant’s Account will be applied to purchase the greatest number of shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price. In connection with each Option Period, the Administrator may specify (i) a maximum number of shares of Stock that may be purchased by any Participant on any Exercise Date for such Option Period, (ii) a maximum aggregate number of shares of Stock that may be purchased by all Participants pursuant to such Option Period and/or (iii) a maximum aggregate number of shares of Stock that may be purchased by all Participants on any Exercise Date for an Option Period (any such maximum, a “Maximum Share Limit”). If the aggregate purchase of shares of Stock issuable upon an Exercise Date for an Option Period would exceed any such maximum aggregate number, then, in the absence of any action by the Administrator otherwise, a pro rata (based on each Participant’s accumulated payroll deductions in the Participant’s Account) allocation of the shares of Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable. As soon as practicable thereafter, the shares of Stock so purchased will be placed, in book-entry form, into a recordkeeping account in the name of the Participant. Any accumulated payroll deductions in a Participant’s Account that are not sufficient to purchase a whole share of Stock will be retained in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 13.

(b) Return of Account Balance. Except as provided in subsection (a) above with respect to fractional shares, any accumulated payroll deductions in a Participant’s Account for an Option Period that are not used to purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable. If the Participant’s accumulated payroll deductions on the Exercise Date of an Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or the limits set forth in Section 6(b), the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.

11. INTEREST

No interest will accrue or be payable on any amount held in the Account of any Participant.

12. TAXES

Payroll deductions will be made on an after-tax basis. The Administrator will have the right, as a condition to exercising an Option, to make such provision as it deems necessary to satisfy the Company’s obligations to withhold federal, state, local, or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan. In the Administrator’s discretion and subject to applicable law, such tax obligations may be satisfied in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules.

13. CANCELLATION AND WITHDRAWAL

(a) Cancellation of Payroll Deduction Authorization. A Participant who holds an Option under the Plan may cancel all (but not less than all) of his or her Option and terminate his or her participation in the Plan by delivering notice to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator. To be effective with respect to an upcoming Exercise Date, such notice must be delivered not later than thirty (30) days prior to such Exercise Date (or such other time as specified by the Administrator). Upon such termination and cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter. For the avoidance of doubt, a Participant who reduces his or her rate of payroll deductions for future payroll periods to zero percent (0%) pursuant to Section 7 will be deemed to have terminated his or her participation in the Plan as to all current and future Option Periods, unless and until the Participant has delivered a new payroll deduction authorization for a subsequent Option Period in accordance with the rules of Section 7(a).

(b) 401(k) Hardship Withdrawal. To the extent required by the Code, a Participant who makes a hardship withdrawal from a 401(k) Plan will be deemed to have terminated his or her payroll deduction authorization for subsequent payroll dates relating to the then-current Option Period as of the date of such hardship withdrawal and amounts accumulated in the Participant’s Account as of such date will be returned to the Participant, without interest, as soon as administratively practicable thereafter. To the extent required by the Code, an Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in Option Periods commencing after the date of his or her hardship withdrawal until the first Option Period that begins at least six months after the date of his or her hardship withdrawal.

14. TERMINATION OF EMPLOYMENT

Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable (determined under Section 423, if deemed appropriate by the Administrator), for any reason during an Option Period prior to an Exercise Date or in the event the Participant ceases to qualify as an Eligible Employee, as determined by the Administrator, the Participant’s participation in the Plan will terminate, any Option held by him or her under the Plan will be deemed canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary, in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.

15. EQUAL RIGHTS; TRANSFERABILITY

All Participants granted Options during an Option Period under the Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423. Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator, any Options held by him or her may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest, all of the Participant’s rights under the Plan will terminate.

16. CHANGES IN CAPITALIZATION; COVERED TRANSACTIONS

(a) Changes in Capitalization. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the aggregate number and type of shares of Stock available under the Plan, the number and type of shares of stock granted under any outstanding Options, the maximum number and type of shares of stock purchasable under any outstanding Option, and/or the Purchase Price under any outstanding Option, in any case, in a manner that complies with Section 423.

(b) Covered Transactions. In the event of a Covered Transaction, the Administrator may (i) provide that each outstanding Option will be assumed or exchanged for a substitute option granted by the acquirer or successor corporation or by a parent or subsidiary of the acquirer or successor corporation; (ii) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants; and/or (iii) pursuant to Section 18, terminate the Option Period on or before the date of the Covered Transaction.

17. ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has the discretionary authority to interpret the Plan; to determine eligibility under the Plan; to prescribe forms, rules, and procedures relating to the Plan; and to otherwise do all things necessary or appropriate to carry out the purposes of the Plan. All determinations and decisions by the Administrator with respect to the Plan are conclusive and bind all persons. The Administrator may specify the manner in which the Company and/or Employees are to provide notices and forms under the Plan, and may require that such notices and forms be submitted electronically.

18. AMENDMENT AND TERMINATION

(a) Amendment. The Administrator reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable; provided that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the stockholders of the Company within twelve (12) months before or after its adoption.

(b) Termination. The Administrator reserves the right at any time or times to suspend or terminate the Plan. In connection therewith, the Administrator may provide, in its sole discretion, either that outstanding Options will be exercisable either at the Exercise Date for the applicable Option Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.

19. APPROVALS

Shareholder approval of the Plan will be obtained prior to the date that is twelve (12) months after the date of Board approval. In the event that the Plan has not been approved by the stockholders of the Company prior to April 15, 2020, all Options to purchase shares of Stock under the Plan will be cancelled and become null and void. Notwithstanding anything herein to the contrary, the obligation of the Company to issue shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares of Stock and to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

20. PARTICIPANTS’ RIGHTS AS SHAREHOLDERS AND EMPLOYEES

A Participant will have no rights or privileges as a stockholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares of Stock, and the shares of Stock have been issued to the Participant. Nothing contained in the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Designated Subsidiary at any time.

21. RESTRICTIONS ON TRANSFER; INFORMATION REGARDING DISQUALIFYING DISPOSITIONS

(a) Restrictions on Transfer. Shares of Stock purchased under the Plan may, in the discretion of the Administrator, be subject to a restriction prohibiting the transfer, sale, pledge or alienation of such shares of Stock by a Participant, other than by will or by the laws of descent and distribution, for such period following such purchase as may be determined by the Administrator.

(b) Disqualifying Dispositions. By electing to participate in the Plan, each Participant agrees or will be deemed to have agreed to provide such information about any transfer of Stock acquired under the Plan that occurs within two years after the first day of the Option Period in which such Stock was acquired and within one year after the acquisition of such Stock as may be requested by the Company or any Designated Subsidiary in order to assist it in complying with applicable tax laws.

22. MISCELLANEOUS

(a) Waiver of Jury Trial. By electing to participate in the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or with respect to any Option, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By electing to participate in the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding, or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or in respect of any Option to binding arbitration or as limiting the ability of the Company, to the extent permitted under Section 423 and applicable law, to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Option hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant or to any other person by reason of any acceleration of income, any additional tax, and any penalty, interest or other liability asserted by reason of the failure of the Plan or any Option to satisfy the requirements of Section 423, or otherwise asserted with respect to any the Plan or any Option.

(c) Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Option. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

23. ESTABLISHMENT OF SUB-PLANS

Separate Offerings; Sub-Plans. Notwithstanding the foregoing or any provision of the Plan to the contrary, consistent with the requirements of Section 423, the Administrator may, in its sole discretion, amend the terms of the Plan, or an offering, and/or provide for separate offerings under the Plan in order to, among other things, reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Designated Subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

24. GOVERNING LAW

(a) Certain Requirements of Corporate Law. Options and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Massachusetts law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of a sub-plan described in Section 23, the domestic substantive laws of the Commonwealth of Massachusetts govern the provisions of the Plan and of Options under the Plan and all claims or disputes arising out of or based upon the Plan or any Option or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By electing to participate in the Plan, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Option; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Option, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Option or the subject matter thereof may not be enforced in or by such court.

25. EFFECTIVE DATE AND TERM

The Plan will become effective upon adoption of the Plan by the Board and no rights will be granted hereunder after the earliest to occur of (i) the Plan’s termination by the Board; (ii) the issuance of all shares of Stock available for issuance under the Plan; and (iii) the day before the ten (10)-year anniversary of the date the Board approves the Plan.

EXHIBIT A

Definitions

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“401(k) Plan”: A savings plan qualifying under Section 401(k) of the Code that is maintained for the benefit of employees of the Company and/or its Designated Subsidiaries.

“Account”: A notional payroll deduction account maintained in the Participant’s name in the records of the Company.

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more members of the Board) such of its duties, powers and responsibilities as it may determine; and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Board”: The Board of Directors of the Company.

“Business Day”: Any day on which the national stock exchange on which the Stock is traded is available and open for trading.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time amended and in effect.

“Company”: TransMedics Group, Inc., a Massachusetts corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets; (iii) a dissolution or liquidation of the Company; or (iv) such other corporate transaction that is designated by the Administrator as a Covered Transaction.. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee from time to time as eligible to participate in the Plan as set forth on Exhibit B. For the avoidance of doubt, any Subsidiary of the Company shall be eligible to be designated as a Designated Subsidiary hereunder.

“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in Section 4.

“Employee”: Any person who is employed by the Company or a Designated Subsidiary. For the avoidance of doubt, independent contractors and consultants are not “Employees” for purposes of the Plan.

“Eligible Compensation”: Regular base salary, overtime payments, commissions and other sales incentives (excluding, for the avoidance of doubt, any annual bonuses and long-term or equity-based incentive payments). Eligible Compensation will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) or other tax-qualified retirement plan or a plan intended to qualify under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established.

“Exercise Date”: The date set forth in Section 5 or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Stock Market (or any other national securities exchange on which the Stock is then listed) on that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 409A and Section 422 of the Code, to the extent applicable.

“Option”: An option granted pursuant to the Plan entitling the holder thereof to acquire shares of Stock upon payment of the Purchase Price with respect to such shares of Stock.

“Option Period”: An offering period established in accordance with Section 5.

“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”: An Eligible Employee who elects to participate in an Option Period under the Plan.

“Plan”: The TransMedics Group, Inc. 2019 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Price”: The price per share of Stock with respect to an Option Period determined in accordance with Section 9.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 423”: Section 423 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Subsidiary”: A “subsidiary corporation” as defined in Section 424(f) of the Code.

EXHIBIT B

Designated Subsidiaries

Designated Subsidiaries as of the date of adoption of the Plan by the Board are listed below:

B-1